Exhibit 10.47

May 3, 2012

John Pappajohn

666 Walnut Street, Ste 2116

Des Moines, IA 50309

Re:	Amended and Restated Credit Agreement with Cancer Genetics, Inc.

Dear John:

This letter agreement will memorialize your agreement with respect to your option to convert the outstanding principal amount of your loans to he Company pursuant to the Amended and Restated Credit Agreement (“Credit Agreement”) by and among between JOHN PAPPAJOHN (“Pappajohn”), PECORA AND COMPANY (“Pecora”) and NNJCA CAPITAL, LLC (“NNJCA”, and with Pappajohn and Pecora, collectively the “Lender”), and CANCER GENETICS, INC., a Delaware corporation (the “Company”), dated of February 13, 2012 and the promissory notes (the “Notes”) issued pursuant thereto, to eliminate the conversion feature of the debt effective upon consummation of the Company’s initial public offering and to extend the maturity date to August 15, 2013 for any principal amount which is not converted. As of the date hereof, the principal amount outstanding under Notes payable to you under the Credit Agreement is $4,000,000. These promises are made to induce us and our underwriters to proceed with the initial public offering, which is also beneficial to you.

You hereby irrevocably agree to exercise your option to convert $2,000,000 principal amount effective upon the consummation of the Company’s initial public offering and that, notwithstanding anything to the contrary in the Credit Agreement or Notes, the conversion price shall be equal to the initial public offering price per share. You also agree that, notwithstanding anything to the contrary in the Credit Agreement or Notes, effective upon the consummation of the initial public offering any conversion rights that you may have had pursuant to the Credit Agreement and the balance of the Notes shall be eliminated and that the maturity date for the remaining principal amount of $2,000,000 shall be extended to August 15, 2013.

In addition, you have confirmed to us that you will take appropriate steps, by reconfirmation of your guarantee of the Wells Fargo Bank indebtedness or otherwise, to assure that Wells Fargo Bank does not interfere with payment by us of amounts due to DAM Holdings LLC, NNJCA, or Pecora and Company upon consummation of the initial public offering or otherwise attempt to accelerate the maturity date of our Wells Fargo Bank indebtedness as a result of such payments.

Very truly yours,

/s/ Panna L. Sharma

Panna L. Sharma

President and CEO

Agreed to and Accepted by:

/s/ John Pappajohn

John Pappajohn